77C Matters submitted to a vote of security holders


(a) On April 15, 1999, the Annual Meeting of Shareholders of Colonial High Income Municipal Trust (CHIMT) was held to approve the following items, all as described in the Proxy Statement for the Meeting. On February 17, 1999, the record date for the Meeting, the Fund had outstanding 31,059,288 shares of beneficial interest. The votes cast at the Meeting were as follows:

(b)      Election of six (6) Trustees:
                                                  Authority             Broker
                           For                    Withheld            Non-Votes
John V. Carberry     27,070,423.3993             679,735,5311              0
Lora S. Collins      27,062,261.3993             687,897.5311              0
Salvatore Macera     27,066,239.3993             683,919.5311              0
Robert L. Sullivan   27,052,943.9234             697,215.0070              0
Thomas E. Stitzel    27,066,718.3993             683,440.5311              0
Anne-Lee Verville    27,070,239.3993             679,919.5311              0

(c)(1) The required number of proxies to approve amendments to the Fund's Agreement and Declaration of Trust to permit the issuance of preferred shares of the Fund, had not been obtained the date of this meeting, therefore, the meeting was adjourned to June 24, 1999 and the results are as follows:

For:                                   20,834,292.3252
Against:                                2,607,781.4598
Abstain:                                1,370,027.7958
Broker Non-Votes:                       4,184,830.0000

(c)(2)   Ratification of the selection of PricewaterhouseCoopers LLP:

For:                                   27,121,705.4775
Against:                                  170,777.0403
Abstain:                                  457,676.4126
Broker Non-Votes:                                    0

(d)  Not applicable


(Proxy Statement incorporated herein by reference to Accession number 0000021847-99-000084)